UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

QUANTERIX CORPORATION

(Name of Registrant as Specified in Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KENT LAKE PARTNERS LP

April 17, 2025

Dear Fellow Quanterix Stockholders:

The attached proxy statement and enclosed GOLD proxy card are being furnished to you, as a stockholder of the Quanterix Corporation, a Delaware company (“Quanterix” or the “Company”), in connection with the solicitation of proxies by Kent Lake Partners LP, a Delaware limited partnership, (together with the other participants in this solicitation (collectively, “Kent Lake”, “our”, “us” or “we”) to vote “AGAINST” the Company’s proposals related to the proposed merger with Akoya Biosciences, Inc. (“Akoya”), a Delaware corporation, at the special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Quanterix to be held virtually via the Internet at 9:00 a.m. Eastern Time, on May 13, 2025, 2025, at www.cesonlineservices.com/qtrx25_vm. To participate in the Special Meeting, you must pre-register at www.cesonlineservices.com/qtrx25_vm by 9:00 a.m. Eastern Time, on May 12, 2025.

On January 9, 2025, Quanterix entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Akoya and certain of its affiliates pursuant to which, if the transactions contemplated by the Merger Agreement are completed, a wholly owned subsidiary of Quanterix will be merged with and into Akoya, with Akoya surviving as a wholly owned subsidiary of Quanterix (the “Merger”), and each issued and outstanding share of common stock of Akoya, $0.00001 par value per share (“Akoya Common Stock”), will be converted into the right to receive 0.318 of a fully paid and nonassessable share of common stock of Quanterix, par value $0.001 per share (“Quanterix Common Stock”).

As disclosed further below, we believe the Merger is not in the best interests of Quanterix’s stockholders. Accordingly, pursuant to the attached Proxy Statement, we are soliciting proxies from the Company’s stockholders to vote “AGAINST” each of the Company’s proposals at the Special Meeting.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by voting using the instructions on the enclosed GOLD proxy card today.

If you have already voted for Quanterix’s proposals relating to the Merger, you have every right to change your vote by signing, dating and returning a later dated GOLD proxy card or by voting at the Special Meeting.

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC, which is assisting us, at its address and toll-free number listed on the following page.

Thank you for your support,
/s/ Benjamin Natter
Kent Lake Partners LP

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Kent Lake’s proxy materials,
please contact:

Stockholders call toll-free at (888) 368-0379
Email: info@saratogaproxy.com

SPECIAL MEETING OF STOCKHOLDERS

OF
QUANTERIX CORPORATION

________________________

PROXY STATEMENT
OF
KENT LAKE PARTNERS LP

________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Kent Lake Partners LP, a Delaware limited partnership (“Kent Lake Partners”), and the other participants in this solicitation (collectively, “Kent Lake”, “we”, “us” or “our”) beneficially own approximately 7.7% of the outstanding shares of common stock, $0.001 par value per share, of the Quanterix Corporation, a Delaware corporation (“Quanterix” or the “Company”), making us one of the largest stockholders of the Company.

We are writing to you in connection with the proposed merger (the “Merger”) of Wellfleet Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Quanterix, pursuant to which Merger Sub will merge with and into Akoya Biosciences, Inc. (“Akoya”) with Akoya continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Quanterix, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 9, 2025 (as it may be amended from time to time, the “Merger Agreement”). If the Merger is completed, each issued and outstanding share of common stock of Akoya (“Akoya Common Stock”), $0.00001 par value per share (other than shares held as of the effective time of the Merger by Quanterix, Merger Sub, any direct or indirect wholly owned subsidiary of Quanterix or Akoya or by Akoya as treasury shares), will be converted into the right to receive 0.318 (the “Exchange Ratio”) of a fully paid and nonassessable share of common stock of Quanterix (“Quanterix Common Stock”), par value $0.001 per share, and, if applicable, cash in lieu of fractional shares, subject to any applicable withholding.

Quanterix’s board of directors (the “Board”) has scheduled a special meeting of stockholders of Quanterix for the purpose of considering and voting on certain proposals relating to the Merger (including any adjournments or postponements thereof, the “Special Meeting”). The Special Meeting will be held virtually via the Internet at 9:00 a.m. Eastern Time, on May 13, 2025, at www.cesonlineservices.com/qtrx25_vm. To participate in the Special Meeting, you must pre-register at www.cesonlineservices.com/qtrx25_vm by 9:00 a.m. Eastern Time, on May 12, 2025. This Proxy Statement and GOLD proxy card are first being mailed to the Company’s stockholders on or about April 17, 2025.

As set forth more fully in this Proxy Statement, we are soliciting proxies from Quanterix’s stockholders in respect of the following proposals to be considered at the Special Meeting, each as described in greater detail in the Form S-4 (and any amendments filed thereto, collectively the “S-4”) with the U.S. Securities and Exchange Commission (the “SEC”):

1.	The Company’s proposal to approve the issuance of shares (the “Share Issuance”) of Quanterix Common Stock in connection with the Merger (the “Share Issuance Proposal”); and
2.	The Company’s proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes of the Share Issuance Proposal (the “Adjournment Proposal”).

We refer to the Share Issuance Proposal and the Adjournment Proposal each as a “Proposal” and collectively as the “Proposals.”

We oppose the Merger and urge Quanterix stockholders to vote “AGAINST” the Share Issuance Proposal and “AGAINST” the Adjournment Proposal because we believe that the Proposals are not in the best interests of stockholders. Please refer to the information set forth under the heading “Reasons for the Solicitation” for a more detailed explanation of our rationale for opposing the Merger.

The Company has set the close of business on March 31, 2025, as the record date for determining the stockholders entitled to vote at the Special Meeting (the “Record Date”). The principal executive offices of the Company are located at 900 Middlesex Turnpike, Billerica, MA 01821. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. According to the S-4, as of the Record Date, there were 38,789,025 shares of Quanterix Common Stock issued and outstanding.

As of the close of business on the Record Date, Kent Lake beneficially owned 2,924,903 shares of Quanterix Common Stock. We intend to vote our shares of Quanterix Common Stock “AGAINST” the Proposals. KENT LAKE URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD VOTING “AGAINST” THE PROPOSALS.

THIS SOLICITATION IS BEING MADE BY KENT LAKE AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH KENT LAKE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY VOTING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting —
This Proxy Statement and our GOLD proxy card are available at
www.saveqtrx.com

IMPORTANT

Your vote is important, no matter how many or how few shares of Quanterix Common Stock you own. Kent Lake urges you to vote “AGAINST” each of the Proposals by following the instructions on the enclosed GOLD proxy card.

•	If your shares of Quanterix Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Kent Lake, c/o Saratoga Proxy Consulting LLC (“Saratoga”) in the enclosed postage-paid envelope today.
•	If your shares of Quanterix Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Quanterix Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
•	You may vote Quanterix Common Stock at the Special Meeting. However, even if you plan to attend the Special Meeting, we recommend that you submit your GOLD proxy card by the applicable deadline so that your vote will be counted if you later decide not to attend the Special Meeting.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Kent Lake’s proxy materials,
please contact:

Stockholders call toll-free at (888) 368-0379
Email: info@saratogaproxy.com

BACKGROUND OF THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•	In August 2022, Kent Lake initially invested in the Company.
•	On November 26, 2024, Kent Lake conducted a videoconference meeting with the Company’s executives, President and Chief Executive Officer Dr. Masoud Toloue and Chief Financial Officer Vandana Sriram to discuss the Company’s fiscal third quarter results and financial restatement. Kent Lake asked why the Quanterix share price had fallen substantially since the company reported earnings on November 12, 2024. The Company’s CEO, Dr. Toloue, responded that he believed the stock was trading down due to investor concern over the financial restatement announced.
•	On January 10, 2025, the Company issued a press release announcing the Merger, under which Quanterix would be acquiring Akoya in an all-stock transaction.
•	On January 16, 2025, Kent Lake met in person with Dr. Toloue and Ms. Sriram in San Francisco. Kent Lake asked clarifying questions regarding the Merger and also expressed concerns about the Merger’s valuation and impact on the Company’s balance sheet and cash flows.
•	On February 13, 2025, Kent Lake filed its Schedule 13D with the SEC disclosing an ownership position of 5.91%. In connection with the Schedule 13D, Kent Lake issued a letter to the Company indicating its opposition to the Merger.
•	Also on February 13, 2025, outside counsel for Kent Lake requested the director candidate questionnaire and written representation agreement required under the Company’s Bylaws.
•	Also on February 13, 2025, Quanterix filed its preliminary Form S-4 with the SEC.
•	On February 18, 2025, Kent Lake issued a letter to the Company’s stockholders regarding opposition to the Merger. In the letter, Kent Lake detailed key reasons why it was against the merger, which included the following, that the Merger: (i) has a massive and unjustifiable valuation disparity, (ii) is a bailout for Akoya at Quanterix stockholders’ expense, (iii) is a major risk to Quanterix’s financial strength, (iv) distracts from Quanterix’s biggest growth opportunity, which is its Alzheimer’s diagnostic expansion and (v) provides illusory synergies with high execution risk.
•	Also on February 18, 2025, Quanterix provided the director candidate questionnaire and written representation and agreement to Kent Lake’s outside counsel.
•	On February 28, 2025, Kent Lake delivered a notice (the “Nomination Notice”) to the Company, pursuant to the requirements in the Company’s Bylaws, nominating Alexander G. Dickinson, Bruce Felt and Hakan Sakul (collectively, the “Nominees”) for election to the Board at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).
•	On March 3, 2025, Kent Lake filed Amendment No. 1 to its Schedule 13D with the SEC disclosing an ownership position of 6.9% and the Nomination Notice. Kent Lake also filed a press release announcing it had nominated a slate of highly qualified director nominees and included a biography of each of the Nominees.
•	Also on March 3, 2025, Quanterix issued a press release regarding the Merger and confirming receipt of the Nomination Notice.

•	On March 11, 2025, Kent Lake filed a press release and investor presentation, detailing opposition to the Merger.
•	On March 25, 2025, Kent Lake delivered a letter to the Company demanding the inspection of certain books and records pursuant to Section 220 of the Delaware General Corporation Law (the “Books and Records Request”) in order to gather information regarding potential mismanagement and/or malfeasance by the Board and potential breaches of fiduciary duties by certain members of the Board in connection with the Merger.
•	On March 28, 2025, the Company filed Amendment No. 1 to the Form S-4.
•	On March 31, 2025, Kent Lake filed its preliminary proxy statement with the SEC.
•	On April 4, 2025, the Company filed Amendment No. 2 to the Form S-4, which announced that on April 2, 2025, the Company and Akoya had entered into a securities purchase agreement, pursuant to which the Company announced would provide a bridge financing to Akoya through the purchase $30M of convertible promissory notes (the “Bridge Financing”). The Bridge Financing provides that if the initial termination date of July 9, 2025 is extended to January 9, 2026 in accordance with the terms of the Merger Agreement, Akoya may draw on the convertible notes until January 9, 2026.
•	Also on April 4, 2025, counsel for the Company responded to Kent Lake’s Books and Records Request, refusing to make a majority of the documents requested pursuant to Section 220 Delaware General Corporation Law available.
•	On April 7, 2025, Kent Lake filed a press release commenting on the Bridge Financing, which in Kent Lake’s belief, is one of the most stockholder unfriendly aspects of the Merger Agreement.
•	On April 10, 2025, Kent Lake filed Amendment No. 3 to the Form S-4.
•	On April 15, 2025, the Company filed its Form S-4 pursuant to Rule 424(b)(3).
•	On April 17, 2025, Kent Lake filed this definitive proxy statement with the SEC.

REASONS FOR THE SOLICITATION

We believe the Merger is NOT in the best interest of Quanterix Stockholders

We invested in Quanterix after conducting a rigorous analysis of the Company, including its balance sheet, capital structure, management agreements, portfolio, and market opportunities. We believe Quanterix’s highly valuable assets have long-term growth potential, especially its Alzheimer’s diagnostic tests.

Historically, Kent Lake has avoided shareholder activism. However, we believe the Merger with Akoya would cause irreparable harm to Quanterix stockholders and cannot allow it to proceed without voicing our concerns. As such, Kent Lake strongly urges fellow Quanterix stockholders to vote AGAINST the Proposals at the Special Meeting in order to prevent the Merger for the following reasons:

1.	The Merger Will Destroy Value for Quanterix Shareholders: The Merger is effectively a transfer of value from Quanterix stockholders to Akoya stockholders with terms that are punitive and inherently value-destructive to Quanterix stockholders. At current valuations, the Merger implies an Enterprise Value of ~$140 million for Akoya versus -$61 million for Quanterix[1], effectively ascribing negative value to Quanterix’s business despite its superior product mix, growth trajectory, and market opportunity. The market reaction to the Merger is telling: Quanterix’s share price has dropped approximately 55%[2] since the announcement.
2.	Quanterix Acquiring Unnecessary Risk: The Merger introduces unnecessary risk to Quanterix stockholders by reducing net cash per share by nearly 60%[3] (based on Quanterix S-4 projections). This substantially weakens the Company’s balance sheet and dramatically increases the likelihood of liquidity issues within the next few years, a risk explicitly acknowledged in the S-4 filing[4]. We are already seeing the initial effects of this: Quanterix’s newly issued 2025 revenue outlook (March 17, 2025), underperforms management’s projections from the S-4 by 8%.[5] The Merger is predicated on projections that were made prior to, and do not reflect recent National Institutes of Health (“NIH”) funding cuts, which have driven a sector-wide revaluation and prompted additional disclosure of a new material risk factor in Quanterix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.[6]

1 Based on Quanterix April 15, 2025, closing share price of $5.36. Uses year-end 2024 Quanterix net cash balance of $289 million, reduced by $20 million in cash outflows related to the Emission acquisition subsequent to year-end. See also Company Annual Report on Form 10-K for the fiscal year-end December 31, 2024. Akoya net debt of $46.6 million includes $5.4 million debt exit fee. See also Company Amendment No. 3 to Form S-4, dated April 10, 2025, pg. 190. Quanterix and Akoya common shares and restricted stock units outstanding as of March 25, 2025. See also Company Amendment No. 3 to Form S-4, dated April 10, 2025, pg. 26.

2 Based on Quanterix April 15, 2025, closing share price of $5.36 and unaffected price $11.73 as of January 8, 2025.

3 Uses year-end 2024 Quanterix adjusted net cash balance of $269 million, reduced by Quanterix management’s projected $48 million 2025 unlevered cash burn, divided by outstanding share count as of March 25, 2025. Combined company net cash per share assumes $175 million total net cash post-merger, reduced by 50% (two quarters) of management’s projected combined cash burn net of synergies, divided by total post-merger share count. See also Company Form S-4, dated February 13, 2025, pp. 170–171.

4 See Company Form S-4, dated February 13, 2025, Akoya’s Reasons for the Merger and Recommendation of the Akoya Board, pg. 153.

5 See Company Amendment No. 3 to Form S-4, dated April 10, 2025, pg. 154.

6 See Company Annual Report on Form 10-K for the fiscal year-end December 31, 2024, dated March 17, 2025, pg. 33.

3.	Unresolved Deal-Breaker Concerns: All serious bidders for Akoya aside from Quanterix withdrew from the process, citing concerns about Akoya’s significant cash burn, substantial debt, and questionable clinical diagnostics and R&D pipeline.[7] It is troubling that these concerns did not prevent Quanterix from signing a Merger Agreement – especially because they could expose Quanterix stockholders to financial losses. Quanterix touts significant cost synergies as a key benefit of the Merger, but we question whether these will be enough, given that these unresolved issues by their own nature introduce material risk and potential liability – necessitating the need for even more cost savings. We already see the burden of these issues falling on Quanterix stockholders, as evidenced by the Merger’s value-destructive terms and the issuance of a $30 million subordinated note for Akoya at off-market terms which we believe represents a breach of fiduciary duty by the Quanterix Board.
4.	The Merger Process is Tainted by Material Undisclosed Conflicts: There are material undisclosed conflicts of interest among certain Board members. The Quanterix Transaction Committee (the “Transaction Committee”) was led by Chairman Dr. Martin Madaus, who had already effectively lost his stockholder mandate after receiving more “WITHOLD” than “FOR” votes at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”)[8] meaning he is not someone who should purport to be representing stockholders’ best interests. Kent Lake also believes that Quanterix director Dr. Ivana Magovčević-Liebisch has material conflicts of interest that should have disqualified her from attending Transaction Committee meetings. Dr. Magovčević-Liebisch was appointed to the Board the same day the Transaction Committee resumed discussions to explore a potential strategic transaction with Akoya.[7] Dr. Magovčević-Liebisch’s involvement raises serious concerns that Quanterix’s pursuit of Akoya was inappropriately influenced by parties more interested in bailing out Akoya than adhering to Quanterix’s conflict-of-interest policies or fulfilling their fiduciary duties to stockholders.
.	5.	The Merger is a Bailout for Akoya: The Merger is a financial bailout for Akoya. Based on analysis by Akoya’s own advisor PWP disclosed in the S-4, absent the Merger, Akoya would otherwise need to raise substantial equity capital at a steep discount[9] – materially diluting existing Akoya stockholders. Based on current capital market conditions, we believe Akoya may not be able to raise equity capital at all and could go bankrupt absent the Merger. Akoya currently carries $76 million of debt relative to 2024 revenue of $85 million making them significantly overleveraged. Akoya admits in their most recent 10K filing that they anticipate they will be in violation of their debt covenants as of March 31, 2025, and that substantial doubt exists about their ability to continue as a going concern.[10] These serious issues highlight how Akoya not only receives a premium valuation to Quanterix in the Merger, but also receives a financial bailout at the expense of Quanterix.

6.	Projections and Synergy Targets Are Unrealistic: The Merger’s rationale relies on aggressive and inherently flawed management projections that assume a nearly five-fold revenue increase within five years of the Merger compared to 0% growth for the proforma combined company in 2024.[11] Management S-4 projections used to justify the deal are also orders of magnitude higher than current analyst consensus estimates; in 2030 Management projects combined revenues of $1.392 billion which

7 See Company Form S-4, dated February 13, 2025, Background of the Merger, pp. 132–145.

8 See Company Current Report on Form 8-K, dated June 7, 2024.

9 See Company Form S-4, dated February 13, 2025, Opinion of Akoya’s Financial Advisor, pg. 165.

10 See Akoya Annual Report on Form 10-K for the fiscal year-end December 31, 2024, dated March 17, 2025, pp. 29–30.

11 See Company Form S-4, dated February 13, 2025, Summary of the Quanterix Management Standalone Projections, pp. 170–171.

is nearly 3x higher than analyst consensus of $476 million.12 While the synergy opportunity is touted by Quanterix management as a value creation opportunity, we believe the cost synergy opportunity represents more of a liability than a benefit for Quanterix stockholders given the added risk to Quanterix’s share price if these cost synergies are not fully realized, or if the cost synergies cause revenue to decline as Akoya’s recent cost cutting initiatives have.

WE BELIEVE THAT A STANDALONE QUANTERIX PROVIDES SUPERIOR LONG-TERM VALUE CREATION OPPORTUNITIES FOR STOCKHOLDERS.

STOCKHOLDERS DESERVE BETTER THAN THIS ILL-CONCIEVED MERGER

The Merger is Value Destructive and Has Unfair Terms

Kent Lake believes that the Exchange Ratio of 0.318x significantly undervalues Quanterix given it ascribes Quanterix’s business a negative enterprise value1 and undermines the Company’s currently strong balance sheet, making the merger terms unattractive for Quanterix stockholders.

Quanterix’s share price has fallen approximately 55% since the Merger was announced, indicating that Quanterix stockholders see value destruction, not value creation. In the three trading sessions following the Merger’s announcement, Quanterix’s share price fell nearly 30%, closing at $8.62 on January 15, 2025. As of April 15, 2025, Quanterix’s share price sits at $5.36, down approximately 55% from the unaffected pre-announcement share price of $11.73.

12 Combined QTRX and AKYA S&P Capital IQ consensus estimates as of April 15, 2025. For combined Quanterix Management Projections, see Company Form S-4, dated February 13, 2025, pp. 170–171.

Quanterix brings substantial cash to this merger, while Akoya brings net debt. Because of this, all of the Enterprise Value of the combined company in the Merger is allocated to Akoya stockholders, at the expense of Quanterix stockholders.

At the Exchange Ratio of 0.318x and Quanterix’s current share price of $5.36, Akoya stockholders would receive 175% of the combined company’s enterprise value. Quanterix stockholders would receive a negative valuation for the Quanterix business, receiving an implied EV/Revenue Multiple of -0.4x compared to Akoya stockholders who would receive an EV/Revenue Multiple of 1.7x.

Quanterix is the larger – and we believe, vastly superior – company, and as a result any transaction that values Quanterix’s business less than Akoya’s is inherently unfair and value destructive to Quanterix stockholders. Simply put, the Merger is essentially a transfer of value from Quanterix stockholders to Akoya stockholders.

The Merger was unfair even on the date of its announcement, with Akoya receiving an EV/Revenue multiple that was significantly higher than Quanterix. At Quanterix’s unaffected price of $11.73, Akoya stockholders would capture approximately 56% of the combined enterprise value and would receive an enterprise value to Akoya revenue multiple that is more than double what Quanterix stockholders receive for Quanterix’s revenues (3.1x for Akoya versus 1.4x for Quanterix).13

On the March 17th, 2025, conference call, analysts asked Dr. Toloue to address the Akoya valuation disparity implied by the Merger to which he replied,

13 Calculated implied Akoya enterprise value of $253 million derived from Consideration Transferred data adjusted for unaffected share price of $11.73 together with total cash/securities used by Quanterix to repay Akoya’s debt. See Quanterix Management Projections in Company Form S-4, dated February 13, 2025, pg. 207 and 209. Multiples use Capital IQ consensus estimates dated January 8, 2025.

“If we looked at a point-in-time valuation in our business and what we do, that would be fairly shortsighted we can't make decisions on 1-month or 2-month swings or value windows, otherwise, we'd be a trading company.”

This comment clearly highlights management’s disregard for legitimate stockholder concerns about Akoya’s ascribed valuation in the Merger. A negative enterprise value, as is currently the case for Quanterix, is not simply a short-term “swing” in the stock price, but a significant market signal reflecting that investors are pricing in value destruction from the Merger.

The Merger Introduces Unnecessary Risk by Cutting Quanterix’s Net Cash Per Share by Nearly 60%

The Merger introduces unnecessary risk to Quanterix stockholders by reducing net cash per share by nearly 60% (based on Quanterix management S-4 projections).14 This substantially weakens the Company’s balance sheet and dramatically increases the likelihood of liquidity issues within the next few years, a risk explicitly acknowledged in the S-4 filing.

“The fact that the Combined Company may face liquidity challenges during the next few years in light of significant contingent liabilities and financial obligations and commitments.” – S-4

14 Uses year-end 2024 Quanterix adjusted net cash balance of $269 million, reduced by Quanterix management’s projected $48 million 2025 unlevered cash burn, divided by outstanding share count as of March 25, 2025. Combined company net cash per share assumes $175 million total net cash post-merger, reduced by 50% (two quarters) of management’s projected combined cash burn net of synergies, divided by total post-merger share count. See Company Form S-4, dated February 13, 2025, pp. 170–171.

This risk is further amplified by Quanterix’s newly issued 2025 revenue outlook (March 17, 2025), which already underperforms management’s S-4 projections by 8%.15

The Merger is predicated on projections that were made prior to, and do not reflect recent National Institutes of Health (“NIH”) funding cuts, which has driven a sector-wide revaluation and prompted additional disclosure of a new material risk factor in Quanterix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.16 Recent proposed funding changes at the National Institutes of Health (“NIH”) represent a major new industry risk that emerged after the Proposed Merger was announced.

A broad reduction in research spending would lead to fewer grants awarded to NIH-funded labs, directly shrinking the available pool of instrument buyers and negatively affecting Akoya’s core sales pipeline. Akoya’s high cash burn and substantial leverage leave it particularly exposed to a weaker capital-equipment purchasing environment, amplifying concerns about its financial stability. Industry deterioration could significantly undermine management’s near-term synergy assumptions, making the combined business even less attractive.

Quanterix CEO Dr. Masoud Toloue attributed the Company’s recent share price declines to industry headwinds and anticipated NIH funding cuts affecting the life sciences sector. Dr. Toloue stated on the March 17, 2025 conference call, “clearly, we’re in an NIH-pressured environment, and I think a majority of the pressure you see on Quanterix or other companies is exactly hey, tools are indexed to academia, and there tends to be -- or it looks like some paralysis in the market on spending in academia cost optimization.”

Kent Lake believes the primary driver of Quanterix’s 54% share price decline is stockholder opposition to the proposed Akoya merger. However, even if Dr. Toloue’s assertion is correct, and NIH concerns have led to a sector-wide revaluation, this still provides Quanterix stockholders an excellent reason to reject the Merger, which would reduce net cash per share during a time of industry turmoil.

15 See Company Amendment No. 3 to Form S-4, dated April 10, 2025, pg. 154.

16 See Company Annual Report on Form 10-K for the fiscal year-end December 31, 2024, dated March 17, 2025, pg. 33.

In this difficult, “NIH- pressured environment,” the path to maximizing stockholder value for Quanterix necessitates avoiding high risk transformational mergers that reduce Quanterix’s cash per share by nearly 60% and focusing on the stand-alone path to profitable growth.

Quanterix Should Have Withdrawn from the Process Alongside Other Bidders

Quanterix was the last remaining bidder for Akoya after other serious bidders withdrew without placing final bids for Akoya due to a plethora of significant concerns, leaving Quanterix to bid against itself by the end of Akoya’s strategic alternatives process.17 This further evidences that the Merger unilaterally benefits Akoya stockholders at the expense of Quanterix stockholders.

Potential bidders believed Akoya’s Companion Diagnostics (CDx) strategy and R&D pipeline would require substantial “time, cost, and effort” to effectively scale, and were unable to develop sufficient conviction. Notably, multiple bidders cited concerns about Akoya’s uncertain financial stability, substantial capital requirements, and the potential for severe stockholder dilution.

“Party E indicated that…the scale remained small, profitability was uncertain and Party E believed Akoya’s financial plan presented significant risks and uncertainties.” – Quanterix S-4 (Interaction October 24, 2024)

“Party C advised representatives of PWP that it would no longer be participating in the process due to the extent of Akoya’s projected financial losses and cash burn and the dilutive impact that would represent for Party C. Party C further informed representatives of PWP that Party C had evaluated several strategies to mitigate the dilutive impact of a transaction but was unable to become comfortable with acquiring Akoya at that time.” – Quanterix S-4 (Interaction December 11, 2024)

17 See Company Form S-4, dated February 13, 2025, Background of the Merger, pp. 132–145.

Akoya’s projected financial losses, cash burn, and the dilutive impact that would have on Quanterix stockholders remain outstanding issues that could leave Quanterix stockholders materially exposed to financial losses.

Additionally, Akoya’s competitive position has weakened over the past year, with Akoya management explicitly acknowledging increased competition from emerging competitors such as Lunaphore’s COMET platform on several earnings conference calls during 2024.

“As we see an increased prevalence of placements of demo systems as a competitive strategy…We have to respond to what we're seeing in the marketplace of a growing prevalence of placing demo units and using those as placements to drive sales. And we're going to have to participate in some of that to be effectively competing.” – Akoya CEO Brian McKelligon, May 13, 2024

“We do see additional competition out there from our colleagues at Lunaphore……I would say where we are potentially losing in the discovery side with the PhenoCycler-Fusion is where we don't have content... That is an area where the competition is probably the most fierce.” – Akoya CEO Brian McKelligon, November 14, 2024

Akoya’s revenue went from growing to declining at the same time Lunaphore launched their competitive COMET platform in 2024, a fact that we do not believe is a coincidence.

Quanterix touts significant cost synergies as a source of potential opportunity and benefit of the Merger, but we believe these unresolved concerns introduce material risk and potential liability – such as cash runway challenges or the future need to raise additional capital on unfavorable terms – which by themselves necessitate proactive cost reductions.

We believe cost synergies could be as much a liability as a benefit – if not more so – given the added risk to Quanterix stockholders if these cost synergies are not fully-realized or are materially delayed.

The Quanterix Board has shown a willingness to address Akoya’s issues at Quanterix stockholders’ expense, as evidenced by the Merger’s value-destructive terms and the authorization of up to $30 million in preferential bridge financing for Akoya, that is intended to mitigate financing risks if Quanterix stockholders reject the deal.

As disclosed in the S-4, Akoya’s advisor Perella Weinberg Partners (“PWP”), recommended that Akoya would “need to raise an additional $75 million of common equity at a 20% discount to the current market price” in order to fund the company in a stand-alone scenario.18 On April 15, 2025, Akoya’s stock price closed at $1.19-per-share. Assuming a 20% discount as suggested by PWP, Akoya would need to issue more than 80 million shares to raise the recommended $75 million, more than doubling the number of Akoya shares outstanding.

Akoya has significant unmet financing needs that are not Quanterix stockholders’ problem. The Board is offering Akoya a bailout with Quanterix stockholders’ capital, and this is a choice that Quanterix stockholders must vote “AGAINST.”

18 See Company Form S-4, dated February 13, 2025, Opinion of Akoya’s Financial Advisor, pg. 159.

Details of the Process Raise Additional Red Flags

During its pursuit of Akoya, the Transaction Committee appears to have disregarded the signs that Akoya’s financial condition was deteriorating and Akoya management was failing to accurately forecast the business – as evidenced by Akoya’s shrinking cash runway, declining revenue, and thrice lowered 2024 guidance. After Akoya’s very weak third-quarter financial results were released, the Quanterix Transaction Committee didn’t simply maintain the Exchange Ratio, they raised it.19

Kent Lake also believes that the merger negotiations were tainted by Quanterix’s financial restatement. A significant portion of the merger negotiations occurred after Quanterix’s November 2024 announcement that accounting errors necessitated financial restatement. Within a week following the disclosure, Quanterix shares traded from approximately $15 to $11, which we believe adversely impacted the negotiated Exchange Ratio and disadvantaged Quanterix stockholders. The restatement was attributed to a pervasive material weakness in internal controls over financial reporting, previously identified in Quanterix’s financial disclosures dating back to fiscal year 2022.20

Quanterix Has Not Been Forthcoming About Board Conflicts

19 See Company Form S-4, dated February 13, 2025, Background of the Merger, pp. 138–140.

20 See Company Annual Report on Form 10-K for the fiscal year-end December 31, 2022, dated March 6, 2023, Opinion on Internal Control over Financial Reporting, pg. 86.

Kent Lake believes undisclosed conflicts within the Transaction Committee and authorized bridge financing to Akoya before Quanterix shareholder approval signal the Board’s disregard for shareholder interests. We have serious concerns about the roles of Board members Dr. Martin Madaus and Dr. Ivana Magovčević-Liebisch in structuring and negotiating this transaction.

Dr. Madaus retained his roles as Chairman and member of the Audit, Nominating and Governance, and Transaction Committees despite failing to secure majority shareholder support at the 2024 Annual Meeting.21 Shareholders explicitly signaled a loss of confidence in Dr. Madaus, yet he remained deeply involved in the merger process, raising serious questions about governance, accountability, and alignment with stockholder interests. His recently announced replacement as Chairman and planned resignation from the Board does not alter his significant involvement in the Merger diligence and negotiations as Chairman and member of the Transaction Committee. In fact, we believe Dr. Madaus’ resignation is a reactive move by the Company that comes absurdly late and would not have occurred absent our public pressure.

Further, Dr. Ivana Magovčević-Liebisch was appointed to the Board on the same day merger discussions with Akoya resumed (October 2, 2024)22 23 and immediately became involved in the transaction process. She concurrently serves on the board of directors of Acrivon Therapeutics, Inc. (NASDAQ:ACRV) (“Acrivon”), whose flagship OncoSignature diagnostic test depends heavily on Akoya’s technology.24 We find the timing of her appointment alarming given her concurrent Board seat and material financial interest in Acrivon – and by extension, Akoya – and are skeptical of the impartiality and fiduciary responsibility exercised during merger deliberations.

We believe Acrivon has a material vested interest in Akoya’s going concern – and consequently the Merger – due to its mission-critical reliance on Akoya to co-develop, validate, and commercialize OncoSignature, and not having the experience or capabilities to perform these functions themselves. If Akoya were to experience an insolvency event, this would adversely impact Acrivon.

Unwinding this multi-year partnership and securing a commercially reasonable alternative partner represents a material risk factor that could delay or adversely affect Acrivon’s commercialization goals. As the Merger would resolve Akoya’s liquidity issues and potentially strengthen this partnership, we believe Acrivon holds a material indirect vested interest in the transaction.

If consummated, the Merger would likely result in Quanterix and Acrivon becoming related parties through Akoya. Dr. Magovčević-Liebisch’s dual Board roles would necessitate related-party disclosures, and her director compensation may also qualify as a related-party transaction.

This is why we are extraordinarily alarmed by Dr. Magovčević-Liebisch’s attendance of Transaction Committee meetings, which discussed and ultimately resolved to pursue an acquisition of Akoya in an all-stock transaction. Given her conflicts of interest and Acrivon’s vested interest in Akoya and its going concern challenges, we believe this reflects a serious lapse in governance policies, procedures, competence, and judgement.

21 See Company Current Report on Form 8-K, dated June 7, 2024.

22 See Company Press Release, dated October 2, 2024, Quanterix Welcomes Ivana Magovčević-Liebisch, Ph.D., J.D. to Board of Directors.

23 See Company Form S-4, dated February 13, 2025, Background of the Merger, pg. 135.

24 “We do not have experience or capabilities in developing or commercializing diagnostics and plan to rely in large part on our collaboration partner Akoya to perform these functions.” See Acrivon Annual Report on Form 10-K for the fiscal year-end December 31, 2024, dated March 27, 2025, Risks Related to the Design and Development of Our Drug Candidates, pg. 72.

Kent Lake believes Dr. Magovčević-Liebisch’s material conflicts of interest should have reasonably been identified during the Nominating and Governance Committee’s director evaluation and approval process, in the weeks leading up to her October 2, 2024, appointment. By then, Quanterix had already shown an interest in a potential transaction with Akoya (September 6, 2024), held multiple conversations discussing the matter, and had executed a confidentiality agreement before the Board formally reconvened the Transaction Committee on October 2, 2024. In our view, these conflicts should have disqualified her from joining the Board or, at the very least, prevented her from attending Transaction Committee meetings.

We find it an odd coincidence that, on the exact same day25 Dr. Magovčević-Liebisch and the Transaction Committee resolved to submit a non-binding offer to acquire Akoya, Acrivon signed a contract amendment which delivered $3 million in milestone revenue to Akoya. Notably, Akoya accounted for this milestone as “point-in-time” revenue, fully recognizing the benefit in the fourth quarter.

“On October 25, 2024, the Company entered into the Fourth Amendment to the Acrivon Agreement with Acrivon, which added additional milestone payments totaling $3,000. In connection with such amendment, the Company granted a license of certain intellectual property to Acrivon. Such amendment was accounted for as a separate contract, as the Company concluded the contract modification was for additional goods and services that are distinct and at their standalone selling price. The $3,000 of consideration was recognized as point in time revenue in the fourth quarter of 2024.” – Akoya Fiscal Year 2024 10-K

Despite Akoya’s history of disappointing the market and lowering guidance, the company reported fourth-quarter revenue exactly in line with consensus expectations and within guidance.26

This $3 million special milestone comprised 14% of Akoya’s total fourth-quarter revenue. Without it, Akoya’s fourth-quarter revenue would have declined by over 30% compared to the prior year quarter – likely derailing the ongoing negotiation process with prospective buyers.

A Bailout for Akoya Stockholders

A particularly egregious element of the Merger is that Akoya is being acquired from a position of financial distress as evidenced by their covenant violation and the “substantial doubt” about their ability to continue as “a going concern,” yet the terms of the Merger award Akoya shareholders with a premium multiple compared to Quanterix despite Akoya’s precarious financial situation.

Additionally, the Quanterix Transaction Committee’s authorization of an unprecedented $30 million Bridge Financing Commitment to Akoya without stockholder approval, on preferential and significantly mispriced terms is further evidence that the burden of Akoya’s liquidity issues are being unfairly borne by Quanterix shareholders. The fact that Akoya is in violation of their debt covenant and needs Bridge Financing should be red flags about the acquisition and speaks to their excess debt load, and negative cash flows. Akoya noted in its Akoya Annual Report on Form 10-K for 2024,

“Based on our current operating plan, we do not expect to maintain compliance with our financial

25 See Company Form S-4, dated February 13, 2025, Background of the Merger, pg. 136.

26 Akoya actual fiscal-year 2024 revenue $81.7 million compares with Capital IQ consensus estimates $81.8 million and guidance of $80 million to $85 million.

covenants at March 31, 2025, under the Midcap Trust Term Loan,” and “There is substantial doubt about our ability to continue as a going concern for the next twelve months.”

While it’s clear why Akoya needs this Bridge Financing, it is unclear how it is in the best interest of Quanterix shareholders when its sole purpose is to protect Akoya shareholders in the event Quanterix shareholders reject the Merger.

“Additionally, the Akoya Strategic Transactions Committee and Akoya Board instructed representatives of PWP to explore the possibility of Quanterix providing a financing backstop to Akoya in the event Quanterix stockholders failed to approve a transaction.” – Company Form S-4, dated February 13, 2025, pg. 140.

Despite significant shareholder opposition, the Quanterix Board agreed to the Bridge Financing on terms that are non-commercial and significantly benefit Akoya at the expense of Quanterix.

The Bridge Financing takes the form of a subordinated convertible note. However, the convertible strike price on the note equates to $3.54 per Akoya share, representing a 162% premium compared to Akoya’s share price of $1.35 per share as of April 1, 2025.27 This 162% premium is way off market compared to normal convertible note conversion premiums and effectively makes this convert, “busted” and the conversion feature worthless on the day it was agreed to, which is highly unusual for convertible notes and provides evidence of non-commercial terms preferential to Akoya.

Given the conversion feature is so far out of the money, the Quanterix board is effectively issuing Akoya a subordinated note with lower priority than Akoya’s existing $76 million Midcap Trust Term Loan, which is currently not in compliance with covenants itself. Despite this, Quanterix shareholders are receiving the same interest rate28 that Midcap Trust29 received prior to any negotiation that would have been necessary to cure Akoya’s covenant violation absent Quanterix’s boards move to provide rescue financing, providing further evidence that the note was issued with terms that are non-commercial and unfair to Quanterix.

The loan documents filed with the SEC on April 2, 2025,30 state “Akoya may draw on the Convertible Notes between May 15, 2025 and … July 9, 2025 if the Merger Agreement is lawfully terminated pursuant to its terms on or prior to such date”. This means Quanterix is left with a distressed, subordinated convertible note even if the transaction is rejected by stockholders.

It is highly unusual and concerning for an acquiring company to offer supportive financing to a target facing acute liquidity challenges without obtaining preferential terms, let alone providing such financing at deeply discounted rates clearly favoring the seller. As of April 1, 2025, the date prior to the entry into the securities purchase agreement between Quanterix and Akoya for the Subordinated Note, the spread between Akoya’s market price and the implied transaction price was 57%,31 meaning that market participants were applying a low probability that the Merger would be approved.

27 Conversion price is pegged to the 10-day QTRX VWAP prior to the merger announcement ($11.13 per share), multiplied by the exchange ratio.

28 QTRX note bears an interest rate of SOFR + 6.80%. See Company Amendment No. 2 to Form S-4, dated April 4, 2025.

29 SOFR + 6.80%. See Akoya Annual Report on Form 10-K for the fiscal year-end December 31, 2024, dated March 17, 2025, pg. 29.

30 See Company Amendment No. 3 to Form S-4, dated April 4, 2025, pg. 182.

31 The product of Quanterix closing stock price on April 1, 2025 ($6.67) and the exchange ratio (0.318x), relative to Akoya’s closing stock price as of April 1, 2025 ($1.35).

The fact that the Quanterix Board went ahead and provided financing to Akoya, despite the clear signal from the market as evidenced by the 57% merger spread in Akoya’s share price implying that the transaction had a meaningful probability of not closing, and did so on terms that clearly are beneficial to Akoya demonstrates that Quanterix Board is willing to enter into transactions that are economically harmful to their own shareholders, providing further evidence that Quanterix shareholders must reject this Merger.

Kent Lake strongly believes the Board’s decision to provide bridge financing to a peer company struggling with liquidity issues prior to a stockholder vote represents a breach of the Board’s fiduciary duty; it is a decision not covered by the Business Judgement Rule.

The Synergies Touted by Quanterix Management are Illusory

While potential synergies are painted by Quanterix management as a value-creation opportunity, we believe cost synergies may represent as much liability as benefit – potentially more – given risks to Quanterix stockholders if anticipated savings are delayed or unrealized.

Kent Lake believes Quanterix management’s pursuit of $40 million in cost synergies risks destabilizing the combined company’s revenue trajectory.

Akoya has already undergone multiple restructurings over the past year, reducing its workforce by approximately 35% in 2024, leaving minimal room for further cost reductions. Akoya management explicitly stated on their Q2 2024 conference call: “We completed comprehensive reorganization efforts…This included two restructurings…In aggregate, we implemented a workforce reduction of approximately 35% compared to end of year 2023.”

The impact of Akoya’s cost cuts is having a negative impact on Akoya’s revenue trajectory. On Akoya’s third quarter 2024 conference call management admitted that cost restructuring contributed to their revenue shortfall saying, “When you do meaningful restructuring, it does present challenges across the org. So there were certainly pockets of coverage, particularly within the North American territory that contributed…...you’re probably talking about maybe 15%, 20% of the contribution was from some of that reorganization.”

Akoya is already struggling on the revenue line (Akoya revenue shrinking 15.5% in 2024) due partially to the negative effects of recently firing 35% of the Akoya employee base. It is highly likely in our opinion that future cost-cutting activities, in the name of synergy capture, risk precipitating further revenue declines at the combined company.

Quanterix Management’s Projections are Flawed

Quanterix management’s projections outlined in the S-4 appear highly unrealistic, anticipating nearly $1 billion in revenue within five years post-merger, despite proforma combined 2024 revenues of $219 million which grew 0% on a combined basis from 2023 proforma combined revenue of $219 million.32 Quanterix has guided to low single digit percentage growth in 2025, and we believe it’s highly likely given the headwinds from the NIH funding changes that Akoya will experience a revenue decline in 2025 leading to another flat or declining year for the combined company in year one of management’s plan to 5x revenue in five years.

Management S-4 projections used to justify the deal are also orders of magnitude higher than current analyst consensus estimates; in 2030 Management projects combined revenues of $1.392 billion which is nearly 3x higher than analyst consensus of $476 million.13 This massive disparity in projections with analyst consensus further highlights the risk of consummating this Merger.

Additionally, Quanterix is already falling short of its own management projections from the S-4. On March 17, 2025, Quanterix guided to 2025 revenue that is 8% below the projections released in the February 2025 S-4 for the Merger, and Akoya declined to provide 2025 guidance. Kent Lake believes that if Akoya did provide a realistic forecast for 2025 it would be materially below the projections in the S-4 due to the market developments regarding NIH funding cited by Quanterix as the source of their below expectations 2025 outlook. This early miss on projections demonstrates how the Proposed Merger is predicated on unrealistic and overly aggressive projections.

Regarding revenue synergies, Akoya’s own management explicitly anticipates revenue dis-synergies post-merger as disclosed in the S-4, “Akoya’s management anticipates the Combined Company will experience some revenue dis-synergies as a result of the Merger” indicating that the positive synergies Quanterix’s management team projects may be offset by revenue dis-synergies.33

Inadequate Process Disclosure

The Background of the Merger provides no specific disclosure on how Quanterix evaluated the materiality of Akoya’s significant cash burn, substantial debt burden, and going-concern issues. Stockholders lack insight into how this assessment influenced Quanterix’s negotiation strategy or whether these risks informed adjustments to their offer. Additionally, there is no detail on Quanterix’s plans to mitigate these risks, despite acknowledging the necessity to raise additional capital as a key risk factor of this Proposed Merger.

These omissions imply Quanterix inexplicably deemed Akoya’s liquidity and debt issues immaterial, thus concluding there was no duty to disclose relevant discussions or considerations in the S-4. Given multiple bidders explicitly withdrew due to “significant risks and uncertainties”34 around Akoya’s financial condition – and considering our belief that inheriting Akoya’s financial losses, cash burn, and net debt is central to the risk profile of this transaction – it is unreasonable to suggest discussions of these issues would not be material for disclosure.

32 Pro forma 2024 combined revenue of $219 million is the sum of $137 million Quanterix revenue and $81.7 million Akoya revenue. See Company Form S-4, dated February 13, 2025, pp. 170–171.

33 See Company Form S-4, dated February 13, 2025, Akoya’s Reasons for the Merger and Recommendation of the Akoya Board, pg. 153.

34 See Company Form S-4, dated February 13, 2025, Background of the Merger, pg. 136.

For comparison, Akoya itself highlighted these very risks and sought bridge financing from Quanterix, underscoring concerns around potential financing challenges should Quanterix fail to secure stockholder approval.35

More broadly, we remain concerned by the lack of disclosure on Quanterix Board-level discussions informing the Company’s decision-making process. On September 6, 2024, Quanterix CEO Dr. Masoud Toloue communicated interest in a strategic transaction with Akoya CEO Brian McKelligon, indicating that the Board had previously discussed and authorized this materially large transaction approach.36 The S-4 lacks disclosures clarifying this internal decision-making process.

Quanterix Offers Stockholders Better Potential for Long-Term Value Creation Without Akoya

Quanterix possesses significant strategic and financial advantages as an independent entity. With approximately $270 million in net cash as of year-end 2024,37 and a robust pipeline anchored in the groundbreaking Simoa platform, the Company has an ample runway to strategically invest in product development and commercial expansion.

Prior to the merger announcement, Quanterix management repeatedly emphasized the strength of its standalone business, as evidenced by six consecutive quarters of double-digit revenue growth, expanding gross margins, and the tripling of reagent manufacturing output.38 Management clearly articulated a tangible and realistic path toward achieving cash flow breakeven within the existing ROU business, along with a well-defined roadmap toward securing FDA approval and the full commercialization of the Simoa platform.

It is our view that as a standalone entity, Quanterix is ideally positioned to capture meaningful market share in the rapidly developing, multi-billion-dollar Alzheimer’s diagnostics market. Conversely, diverting time and resources toward the integration and turnaround of a financially distressed and operationally challenged Akoya would significantly dilute management’s attention and strategic effectiveness.

Given the currently difficult business environment for life-science tools companies, now is the time to be protective of cash, not to reduce cash per share by nearly 60% to do a high-risk merger with a struggling peer at a valuation premium.

Quanterix stockholders deserve better than this value destructive Merger. As such, we respectfully urge stockholders to vote “AGAINST” the Merger to preserve the Company’s clear and compelling path toward long-term value creation.

For these reasons, Kent Lake opposes and will vote “AGAINST” the Share Issuance Proposal at the Special Meeting.

35 See Company Form S-4, dated February 13, 2025, Akoya’s Reasons for the Merger and Recommendation of the Akoya Board, pg. 151 and 155

36 See Company Form S-4, dated February 13, 2025, Background of the Merger, pg. 133.

37 Uses year-end 2024 Quanterix net cash balance of $289 million, reduced by $20 million in cash outflows related to the Emission acquisition subsequent to year-end. See Company Annual Report on Form 10-K for the fiscal year-end December 31, 2024, dated March 17, 2025.

38 See Company Management Commentary for the third-quarter fiscal 2024 earnings call, dated November 12, 2024.

PROPOSAL NO. 1

SHARE ISSUANCE PROPOSAL

In connection with the Merger, you are being asked by the Company to consider and vote on a proposal to approve the Merger, pursuant to the terms and subject to the conditions of the Merger Agreement. Under the Merger Agreement, and as discussed in detail in the S-4, the Company is required to obtain, as a condition of the Merger, the approval of the Share Issuance in connection with the Merger. The Merger cannot be completed unless the Share Issuance Proposal is approved at the Special Meeting by a majority of the voting power entitled to vote at the meeting. For purposes of this vote, an abstention, broker non-vote, if any, or failure to vote will have no effect on the Share Issuance Proposal.

As discussed further in the “Reasons for the Solicitation” section of this Proxy Statement, we oppose the Merger as we believe it is not in the best interests of the Company and its stockholders. To that end, we are soliciting your proxy to vote “AGAINST” the Share Issuance Proposal in order to defeat the Merger at the Special Meeting.

KENT LAKE URGES YOU TO VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

You are being asked by the Company to approve a proposal that will give the Board authority to adjourn the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal.

Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of all of the votes cast by holders of outstanding Quanterix Common Stock entitled to vote at the Special Meeting on the Adjournment Proposal, assuming a quorum is present. For purposes of this vote, assuming a quorum is present, an abstention, broker non-vote, if any, or failure to vote will have no effect on the Adjournment Proposal.

KENT LAKE URGES YOU TO VOTE “AGAINST” THE ADJOURNMENT PROPOSAL ON THE ENCLOSED GOLD PROXY CARD.

CONSEQUENCES OF DEFEATING THE SHARE ISSUANCE PROPOSAL

According to the S-4, the Share Issuance Proposal requires a majority of the voting power of shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

If the Share Issuance Proposal is not approved by Quanterix stockholders or if the Merger is not completed for any other reason, Akoya stockholders will not receive the Merger Consideration or any other consideration in connection with the Merger, and their shares of Akoya Common Stock will remain outstanding.

If the Merger is not completed, Akoya will remain an independent public company, Akoya Common Stock will continue to be listed and traded on the Nasdaq Global Select Market under the symbol “AKYA” and Quanterix will not complete the Share Issuance contemplated by the Merger Agreement, regardless of whether the Quanterix Share Issuance Proposal has been approved by Quanterix stockholders.

Under the terms of the Merger Agreement and as further described in the S-4, Quanterix is required to pay Akoya a termination fee of $9 million upon certain events, which includes, if: (i) the Board or any Board committee changes its recommendation regarding the Merger and does not recommend the Share Issuance Proposal in the S-4; (ii) Quanterix materially breaches its obligations with respect to the solicitation of the Proposals and (iii) Quanterix enters into a definitive agreement with respect to a superior proposal prior to the approval of the Share Issuance Proposal.

Under the terms of the Merger Agreement and as further described in the S-4, Akoya is required to pay Quanterix a termination fee of $7 million upon certain events, which includes, if: (i) Akoya’s board of directors (the “Akoya Board”) or any committees thereof makes any change of recommendation regarding the Merger and does not recommend the adoption of the Merger Agreement in the S-4; (ii) Akoya materially breaches its obligations with respect to the solicitation of the Acquisition Proposals (as defined in the S-4) and (iii) Akoya enters into a definitive agreement with respect to a superior proposal prior to obtaining approval from Akoya stockholders in connection with the adoption of the Merger Agreement.

Please see the S-4 for further information and details regarding the Merger and the Share Issuance Proposal. The Merger and the Share Issuance Proposal are described in further detail in the S-4, which is available at www.sec.gov.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each stockholder is entitled to one vote on each Proposal for each share of Quanterix Common Stock held of record at the close of business on the Record Date. Stockholders who sell their Quanterix Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such shares after the Record Date. Based on publicly available information, Kent Lake believes that the only outstanding class of securities of the Company entitled to vote at the Special Meeting is the Quanterix Common Stock.

Quanterix Common Stock represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted “AGAINST” the Share Issuance Proposal, “AGAINST” the Adjournment Proposal and in the discretion of the persons named as proxies on all other matters as may properly come before the Special Meeting, as described herein.

You may also vote “AGAINST” the proposals using the Company’s proxy card.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Quanterix Common Stock that must be represented, either through attendance at the Special Meeting or through representation by proxy, to hold a valid meeting. For the Special Meeting, holders of a majority of the voting power of Quanterix Common Stock entitled to vote at the Special Meeting present or represented by proxy constitute a quorum for the transaction of business. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Since all of the Proposals being considered at the Special Meeting are considered “non-routine” matters and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any of the Proposals.

A “broker non-vote” occurs on a proposal when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Because the Proposals currently expected to be on voted at the Special Meeting are non-routine or non-discretionary matters for which brokers do not have discretionary authority to vote, the Company does not expect there to be any broker non-votes at the Special Meeting. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your shares of Quanterix Common Stock, as applicable, will not be voted.

Banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” or “discretionary” but not with respect to “non-routine” or “non-discretionary”

matters, as applicable. All of the proposals currently expected to be voted on at the Special Meeting are “non-routine” or “non-discretionary” matters, as applicable.

VOTES REQUIRED FOR APPROVAL

Share Issuance Proposal – According to the S-4, the Share Issuance Proposal will be approved if a majority of the voting power of shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present votes in favor of the Share Issuance Proposal. For purposes of this vote, assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the Share Issuance Proposal.

Adjournment Proposal – According to the S-4, the Adjournment Proposal will be approved if a majority of the voting power of shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present votes in favor of the Adjournment Proposal. For purposes of this vote, assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the Adjournment Proposal.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time before their proxies are voted at the Special Meeting by (i) sending a signed written notice of revocation to Quanterix’s Corporate Secretary; (ii) providing new voting instructions over the Internet or telephone as instructed on your GOLD proxy card; (iii) submitting a properly signed and dated GOLD proxy card with a later date that is received by Quanterix’s Corporate Secretary; or (iv) attending the Special Meeting in person. Only your last submitted proxy will be considered. If your shares of Quanterix Common Stock are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.

The delivery of a subsequently dated proxy card, as set out above, which is properly completed will constitute a revocation of any earlier delivered proxy card. The revocation may be delivered either to Kent Lake in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Secretary of the Company at the Company’s principal executive offices located at 900 Middlesex Turnpike, Billerica, MA 01821. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Kent Lake in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the requisite Quanterix stockholders on the Record Date. Additionally, Saratoga may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies against the Proposals.

IF YOU WISH TO VOTE “AGAINST” THE PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY ALSO VOTE “AGAINST” THE PROPOSALS USING THE COMPANY’S PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Merger, Proposals and Special Meeting. These questions and answers may not address all questions that may be important to you as a Quanterix stockholders. You are encouraged to carefully read the detailed information contained elsewhere in this Proxy Statement and the documents publicly filed by the Company referenced in this Proxy Statement, including the S-4.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held virtually via the Internet at 9:00 a.m. Eastern Time, on May 13, 2025. You can access the Special Meeting at www.cesonlineservices.com/qtrx25_vm. To participate in the Special Meeting, must pre-register at www.cesonlineservices.com/qtrx25-wm by 9:00 a.m. Eastern Time, on May 12, 2025. After registering, you will receive a confirmation email prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only holders of record of Quanterix Common Stock at the close of business on March 31, 2025, will be entitled to receive notice of the Special Meeting and to vote on the Share Issuance Proposal at the Special Meeting. If you hold shares of Quanterix Common Stock in “street name” at a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares of Quanterix Common Stock are represented at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	Quanterix’s stockholders are being asked to vote to approve the Share Issuance Proposal and the Adjournment Proposal. Stockholder approval of the Share Issuance Proposal is a condition to complete the Merger and the transactions contemplated thereby. The approval of the Adjournment Proposal is required for the completion of the Merger.

Please see the sections titled “Proposal No. 1–Share Issuance Proposal” and “Proposal No. 2–Adjournment Proposal” for more information about each of these proposals.

Q:	How should I vote on the Proposals?

A:	We recommend that you vote “AGAINST” the Share Issuance Proposal and “AGAINST” the Adjournment Proposal on the enclosed GOLD proxy card. You may also vote “AGAINST” the Proposals using the Company’s proxy card.

Q:	What vote is required to approve the Proposals?

A:	According to the S-4, (a) the Share Issuance Proposal requires the affirmative vote of holders of at least a majority of the voting power of shares present or represented by proxy entitled to vote at the Special Meeting on the Share Issuance Proposal and (b) the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the voting power of shares present or represented by proxy entitled to vote at the Special Meeting on the Adjournment Proposal.
Q:	How do I vote?

A:

If you were a holder of record of Quanterix Common Stock as of the close of business on the Record Date, you may vote on the applicable Proposal by:

•         signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•         attending the Special Meeting and voting.

For other stockholders, if you hold Quanterix Common Stock in “street name” at a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Special Meeting, which may include being able to vote either by toll-free telephone or by the Internet. If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on May 12, 2025.

Q:	How important is my vote?
A:	Your vote “AGAINST” each of the Share Issuance Proposal and the Adjournment Proposal is very important, and you are encouraged to submit a GOLD proxy card as soon as possible.

We urge you to demonstrate your opposition to the Merger and send a message to the Board that the Merger is not in the best interests of the Company and its stockholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

Q:	What happens if the Share Issuance Proposal does not obtain the vote required for approval?
A:	If the Share Issuance Proposal does not obtain the requisite vote required for stockholder approval, the Merger will not be completed. Accordingly, Akoya will remain an independent public company and Akoya Common Stock will continue to be listed on the Nasdaq Global Select Market under the symbol “AKYA.” Please refer to the information under the heading “Consequences of Defeating the Share Issuance Proposal” for more information.

Q:	How can I receive more information?
A:	If you have any questions about giving your proxy to cast your vote or about our solicitation, or if you require assistance, please call Saratoga toll-free at + 1 (888) 368-0379, (212) 257-1311 or by email at info@saratogaproxy.com.
Q:	Where can I find additional information concerning the Company and the Proposals?

A:

Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have omitted from this Proxy Statement certain disclosure required by applicable law to be included in the S-4 in connection with the Special Meeting, including:

•         a summary term sheet of the Merger;

•         the terms of the Merger;

•         any reports, opinions and/or appraisals received by the Company in connection with the Merger;

•         past contacts, transactions and negotiations regarding the Merger and the Company’s respective affiliates and advisors;

•         U.S. federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Merger;

•         security ownership of certain beneficial owners and management of the Company, including 5% owners;

•         the trading prices of Quanterix Common Stock over time;

•         the compensation paid and payable to the Company’s directors and executive officers; and

•         appraisal rights and dissenters’ rights.

We take no responsibility for the accuracy or completeness of information contained in the S-4. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

Q: What do I need to do now?

A:	Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this Proxy Statement, please submit your GOLD proxy card promptly to ensure that your shares of Quanterix Common Stock are represented at the Special Meeting. If you hold shares of Quanterix Common Stock in your own name as the holder of record, please submit your proxy for your Quanterix Common Stock by completing, signing, dating and returning the enclosed GOLD proxy card in the accompanying pre-paid reply envelope. If you are a beneficial owner of Quanterix Common Stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Kent Lake. Proxies may be solicited by mail, facsimile, telephone, electronic mail, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of Kent Lake, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation.

We have retained Saratoga for solicitation and advisory services in connection with solicitations relating to the Special Meeting. Saratoga will receive up to $25,000, applicable toward the final fee to be mutually agreed upon by Saratoga and reimbursement of reasonable out-of-pocket expenses for its services to Kent Lake in connection with the Solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Quanterix Common Stock held as of the Record Date for the Special Meeting. Kent Lake will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers, members and certain other employees of Kent Lake and its affiliates may solicit proxies as part of their duties in the normal course of their employment without any additional compensation. It is anticipated that Saratoga will employ approximately 20 persons to solicit stockholders for the Special Meeting.

Kent Lake will pay all costs of the Solicitation. Kent Lake Partners may seek reimbursement from the Company of all expenses Kent Lake incurs in connection with the Solicitation but does not intend to submit the question of such reimbursement to a vote of stockholders of the Company. The expenses incurred by Kent Lake to date in furtherance of, or in connection with, the Solicitation is approximately $125,000. Kent Lake anticipates that its total expenses will be approximately $300,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with this solicitation.

ADDITIONAL PARTICIPANT INFORMATION

The Participants in this proxy solicitation are Kent Lake Partners, a Delaware limited partnership, Kent Lake PR LLC (“Kent Lake PR”), a Puerto Rican limited liability company and Benjamin Natter, a citizen of the United States of America (collectively the “Participants”).

The principal business of Kent Lake Partners is investing in securities. The principal business of Kent Lake PR is serving as an investment adviser and as the general partner to Kent Lake Partners. The principal occupation of Mr. Natter is serving as the Managing Member of Kent Lake PR. The principal business address of the Participants is Carr. 115 km 12.1 Ave. Albizu Campos #2490 Suite 28, Rincón, Puerto Rico 00677.

As of the date hereof, Kent Lake Partners directly beneficially owned 3,001,000 shares of Quanterix Common Stock. Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 3,001,000 shares of Quanterix Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 3,001,000 shares of Quanterix Common Stock beneficially owned by Kent Lake Partners. All of the foregoing information is as of the date hereof unless otherwise disclosed.

For information regarding purchases and sales of Quanterix Common Stock during the past two (2) years by Kent Lake Partners, see Schedule I.

The shares of Quanterix Common Stock owned directly by Kent Lake Partners were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past ten (10) years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Special Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company.

There are no material proceedings to which any Participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

OTHER MATTERS AND ADDITIONAL INFORMATION

Kent Lake is unaware of any other matters to be considered at the Special Meeting. However, should other matters, which Kent Lake is not aware of at a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Saratoga, at the address set forth on the back cover of this Proxy Statement, or call Saratoga toll-free at + 1 (888) 368-0379 or (212) 257-1311.

The information concerning the Company and the proposals in the S-4 contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants in this solicitation is given only to our knowledge.

This Proxy Statement is dated April 17, 2025. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

SHAREHOLDER PROPOSALS

The Company has not yet publicly disclosed the deadlines for stockholders to submit a proposal or nomination to be included in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). Notwithstanding the foregoing, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for the 2025 Annual Meeting must have been received no later than December 16, 2024. Director nominations and other stockholder proposals not to be included in the Company’s proxy statement for the 2025 Annual Meeting must have been received no earlier than February 3, 2025 and no later than March 5, 2025.

In order to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Quanterix’s nominees at the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Such notice must be received by the date noted above and must also include all information required by the Company’s Bylaws with respect to director nominations.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2025 Annual Meeting is based on information contained in the S-4 and the Company’s Bylaws. The incorporation of this information in this Proxy Statement should not be construed as an admission by Kent Lake that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S S-4 RELATING TO THE SPECIAL MEETING BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. STOCKHOLDERS ARE DIRECTED TO REFER TO THE COMPANY’S S-4 FOR THE FOREGOING INFORMATION STOCKHOLDERS CAN ACCESS THE S-4 AND OTHER RELEVANT DOCUMENTS DISCLOSING THIS INFORMATION, WITHOUT COST, ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

The information concerning the Company and the Proposals in the S-4 contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements.

KENT LAKE PARTNERS LP
Dated: April 17, 2025

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Nature of Transaction	Amount of Securities Purchased/(Sold)	Date of Transaction

KENT LAKE PARTNERS LP

Sale of Quanterix Common Stock	(100,000)	05/03/2023
Sale of Quanterix Common Stock	(36,821)	05/04/2023
Sale of Quanterix Common Stock	(64,157)	05/08/2023
Sale of Quanterix Common Stock	(35,843)	05/09/2023
Sale of Quanterix Common Stock	(50,000)	05/25/2023
Sale of Quanterix Common Stock	(50,000)	10/11/2023
Sale of Quanterix Common Stock	(25,000)	10/24/2023
Sale of Quanterix Common Stock	(10,000)	11/06/2023
Purchase of Quanterix Common Stock	264	11/06/2023
Sale of Quanterix Common Stock	(264)	11/07/2023
Sale of Quanterix Common Stock	(15,000)	12/05/2023
Sale of Quanterix Common Stock	(44,550)	12/13/2023
Sale of Quanterix Common Stock	(5,450)	12/13/2023
Sale of Quanterix Common Stock	(50,000)	12/28/2023
Sale of Quanterix Common Stock	(11,151)	12/29/2023
Sale of Quanterix Common Stock	(30,421)	01/02/2024
Sale of Quanterix Common Stock	(8,428)	01/03/2024
Sale of Quanterix Common Stock[39]	(22,965)	01/11/2024
Sale of Quanterix Common Stock	(75,000)	01/11/2024
Sale of Quanterix Common Stock[39]	(54,231)	01/12/2024
Sale of Quanterix Common Stock[39]	(20,736)	01/16/2024
Sale of Quanterix Common Stock[39]	(49,143)	01/17/2024
Sale of Quanterix Common Stock[39]	(46,583)	01/18/2024
Sale of Quanterix Common Stock[39]	(16,342)	01/19/2024
Sale of Quanterix Common Stock[39]	(20,000)	01/29/2024
Sale of Quanterix Common Stock[39]	(15,000)	01/30/2024
Sale of Quanterix Common Stock[39]	(10,000)	02/06/2024
Sale of Quanterix Common Stock[39]	(20,000)	02/13/2024
Sale of Quanterix Common Stock[39]	(10,000)	02/26/2024
Sale of Quanterix Common Stock[39]	(10,000)	02/29/2024
Purchase of Quanterix Common Stock[40]	46,891	03/01/2024
Purchase of Quanterix Common Stock[40]	25,000	03/01/2024
Purchase of Quanterix Common Stock[40]	44,238	03/04/2024
Purchase of Quanterix Common Stock[40]	3,871	03/05/2024

39 Represents a short sale of shares of Common Stock.

40 Represent shares of Common Stock that were purchased to cover a short position.

Sale of Quanterix Common Stock[39]	(30,000)	03/08/2024
Purchase of Quanterix Common Stock[40]	20,937	03/28/2024
Purchase of Quanterix Common Stock[40]	34,663	04/01/2024
Purchase of Quanterix Common Stock[40]	9,400	04/02/2024
Sale of Quanterix Common Stock[39]	(55,000)	05/08/2024
Sale of Quanterix Common Stock[39]	(10,000)	05/21/2024
Sale of Quanterix Common Stock[39]	(10,000)	05/23/2024
Sale of Quanterix Common Stock[39]	(10,000)	06/11/2024
Purchase of Quanterix Common Stock[40]	50,000	06/27/2024
Sale of Quanterix Common Stock[39]	(50,000)	07/17/2024
Sale of Quanterix Common Stock[39]	(9,418)	07/25/2024
Sale of Quanterix Common Stock[39]	(25,174)	07/26/2024
Sale of Quanterix Common Stock[39]	(20,986)	07/29/2024
Sale of Quanterix Common Stock[39]	(44,422)	08/01/2024
Purchase of Quanterix Common Stock[40]	250,000	08/09/2024
Purchase of Quanterix Common Stock[40]	75,000	08/09/2024
Purchase of Quanterix Common Stock	46,380	08/09/2024
Purchase of Quanterix Common Stock	53,814	08/12/2024
Purchase of Quanterix Common Stock	178,833	08/13/2024
Purchase of Quanterix Common Stock	64,731	08/14/2024
Purchase of Quanterix Common Stock	61,025	08/15/2024
Purchase of Quanterix Common Stock	98,974	08/16/2024
Purchase of Quanterix Common Stock	4,657	08/19/2024
Purchase of Quanterix Common Stock	10,189	08/27/2024
Purchase of Quanterix Common Stock	6,397	08/28/2024
Purchase of Quanterix Common Stock	1,400	09/03/2024
Purchase of Quanterix Common Stock	23,883	09/04/2024
Purchase of Quanterix Common Stock	23,501	09/05/2024
Purchase of Quanterix Common Stock	26,700	09/06/2024
Purchase of Quanterix Common Stock	24,516	09/09/2024
Sale of Quanterix Common Stock	(44,821)	09/13/2024
Sale of Quanterix Common Stock	(35,601)	09/16/2024
Sale of Quanterix Common Stock	(19,578)	09/17/2024
Sale of Quanterix Common Stock	(3,341)	09/20/2024
Purchase of Quanterix Common Stock	53,341	09/26/2024
Purchase of Quanterix Common Stock	21,062	09/27/2024
Purchase of Quanterix Common Stock	438	09/30/2024
Purchase of Quanterix Common Stock	3,500	10/01/2024
Purchase of Quanterix Common Stock	25,402	10/08/2024
Purchase of Quanterix Common Stock	24,598	10/09/2024
Sale of Quanterix Common Stock	(25,000)	10/18/2024
Sale of Quanterix Common Stock	(50,000)	11/04/2024
Purchase of Quanterix Common Stock	2,381	11/14/2024
Purchase of Quanterix Common Stock	33,453	11/15/2024
Purchase of Quanterix Common Stock	14,166	11/18/2024
Purchase of Quanterix Common Stock	25,000	11/20/2024
Purchase of Quanterix Common Stock	6,200	12/13/2024
Purchase of Quanterix Common Stock	18,265	12/16/2024
Purchase of Quanterix Common Stock	25,535	12/17/2024
Purchase of Quanterix Common Stock	100	12/18/2024
Purchase of Quanterix Common Stock	60,958	12/19/2024

Purchase of Quanterix Common Stock	4,700	12/20/2024
Purchase of Quanterix Common Stock	3,492	12/26/2024
Purchase of Quanterix Common Stock	15,150	12/27/2024
Purchase of Quanterix Common Stock	40,600	12/31/2024
Purchase of Quanterix Common Stock	73,294	01/13/2025
Purchase of Quanterix Common Stock	36,056	01/14/2025
Purchase of Quanterix Common Stock	14,623	01/15/2025
Purchase of Quanterix Common Stock	136,593	01/16/2025
Purchase of Quanterix Common Stock	154,289	01/17/2025
Purchase of Quanterix Common Stock	672	01/21/2025
Purchase of Quanterix Common Stock	26,043	01/28/2025
Purchase of Quanterix Common Stock	19,454	01/29/2025
Purchase of Quanterix Common Stock	78,237	01/30/2025
Purchase of Quanterix Common Stock	115,311	02/03/2025
Purchase of Quanterix Common Stock	161,467	02/04/2025
Purchase of Quanterix Common Stock	120,053	02/05/2025
Purchase of Quanterix Common Stock	79,233	02/06/2025
Purchase of Quanterix Common Stock	62,450	02/07/2025
Purchase of Quanterix Common Stock	145,986	02/10/2025
Purchase of Quanterix Common Stock	111,332	02/11/2025
Purchase of Quanterix Common Stock	42,861	02/12/2025
Purchase of Quanterix Common Stock	46,866	02/13/2025
Purchase of Quanterix Common Stock	60,229	02/14/2025
Purchase of Quanterix Common Stock	33,981	02/18/2025
Purchase of Quanterix Common Stock	47,737	02/19/2025
Purchase of Quanterix Common Stock	24,317	02/20/2025
Purchase of Quanterix Common Stock	17,131	02/21/2025
Purchase of Quanterix Common Stock	37,486	02/24/2025
Purchase of Quanterix Common Stock	411	02/25/2025
Purchase of Quanterix Common Stock	37,706	02/26/2025
Purchase of Quanterix Common Stock	40,166	02/27/2025
Purchase of Quanterix Common Stock	21,102	02/28/2025
Purchase of Quanterix Common Stock	54,914	03/03/2025
Purchase of Quanterix Common Stock	34,488	03/04/2025
Purchase of Quanterix Common Stock	12,100	03/05/2025
Purchase of Quanterix Common Stock	2,200	03/06/2025
Purchase of Quanterix Common Stock	35,917	03/07/2025
Purchase of Quanterix Common Stock	9,700	03/10/2025
Purchase of Quanterix Common Stock	5,566	03/11/2025
Purchase of Quanterix Common Stock	13,500	03/12/2025
Purchase of Quanterix Common Stock	21,017	03/13/2025
Purchase of Quanterix Common Stock	45,511	03/14/2025
Purchase of Quanterix Common Stock	5,100	03/17/2025
Purchase of Quanterix Common Stock	37,150	03/18/2025
Purchase of Quanterix Common Stock	200	03/28/2025
Purchase of Quanterix Common Stock	2,454	03/31/2025
Purchase of Quanterix Common Stock	1,060	04/07/2025
Purchase of Quanterix Common Stock	34,100	04/08/2025
Purchase of Quanterix Common Stock	24,316	04/09/2025
Purchase of Quanterix Common Stock	16,621	04/10/2025

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Quanterix Common Stock you own, please give Kent Lake your proxy “AGAINST” the Merger in accordance with Kent Lake’s recommendations on the other Proposals on the agenda at the Special Meeting by taking these three steps:

•	SIGNING the enclosed GOLD proxy card;
•	DATING the enclosed GOLD proxy card; and
•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Quanterix Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Quanterix Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga at the address set forth below.

If you have any questions, require assistance in voting your GOLD universal proxy card, or need additional copies of Kent Lake’s proxy materials,
please contact:

Stockholders call toll-free at (888) 368-0379
Email: info@saratogaproxy.com

GOLD PROXY CARD

QUANTERIX CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF KENT LAKE PARTNERS LP AND THE OTHER

PARTICIPANTS IN ITS PROXY SOLICITATION

QUANTERIX CORPORATION

IS NOT SOLICITING THIS PROXY

P  R  O  X  Y

The undersigned appoints Benjamin Natter, Sebastian Alsheimer, John Ferguson and Ann Marie Mellone and each of them, as attorneys and agents with full power of substitution to vote all shares of Common Stock, $0.001 par value per share (“Quanterix Common Stock”) of Quanterix Corporation, a Delaware corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of the Company scheduled to be held virtually via the Internet at 9:00 a.m. Eastern Time, on May 13, 2025, at www.cesonlineservices.com/qtrx25_vm (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Special Meeting Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the Common Stock held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Special Meeting that are unknown to Kent Lake Partners LP and the other participants in this solicitation (collectively, “Kent Lake”) a reasonable time before this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. FOR EXECUTED BUT COMPLETELY UNMARKED PROXY CARDS, WHERE NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “AGAINST” PROPOSAL 1 AND “AGAINST” PROPOSAL 2.

This Proxy will be valid until the completion of the Special Meeting. This Proxy will only be valid in connection with Kent Lake’s solicitation of proxies for the Special Meeting.

This Proxy Statement and our GOLD proxy card are available at:

www.saveqtrx.com

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

[X] Please mark vote as in this example

KENT LAKE STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” PROPOSALS 1 AND 2.

1.	The Company’s proposal to approve the issuance of shares of common stock, par value $0.001 per share, of Quanterix Corporation (“Quanterix”) to stockholders of Akoya Biosciences, Inc. (“Akoya”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 9, 2025, by and among Quanterix, Akoya and Wellfleet Merger Sub, Inc. (the “Quanterix Share Issuance Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	The Company’s proposal to approve adjournments of the Quanterix special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Quanterix Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Quanterix Share Issuance Proposal.
☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: _____________________

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.